Independent Accountants' Consent
                        --------------------------------



The Board of Directors
Stewardship Financial Corporation:


We consent to incorporation by reference in registration statement Nos. 333-20699 and 333-54738 on Form S-3, 333-20793, 333-31245 and 333-87842 on Form
S-8 of Stewardship Financial Corporation of our report dated January 28, 2003, relating to the consolidated statements of financial condition of Stewardship Financial Corporation and subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002, which report is incorporated by reference in the December 31, 2002 annual report on Form 10-KSB of Stewardship Financial Corporation.





/s/  KPMG LLP

Short Hills, New Jersey
March 27, 2003